Exhibit 99.1

Lime Energy Announces Utility Program Wins

Lime’s Integrated Services Approach Is Providing Commercial Utility Customers with Unprecedented Access to Energy Services

August 6, 2014: Huntersville, NC: Lime Energy (NASDAQ:LIME) today announced it has been awarded approximately $180 million of new utility program business.

The awards reflect modified and new agreements with four separate utilities that provide, in different cases, for contract extensions, modifications to program budgets, and territory expansions, including, in one case, the addition of a program budget to facilitate LED measure adoption.

All awards are for Lime’s award winning small business energy efficiency programs.  All are under signed contracts with the respective utilities.

The recognition of the potential revenue of these awards would occur over five years and depend on the receipt of certain regulatory approvals and Lime’s ability to sell sufficient program services.

“These significant contract awards extend Lime Energy’s leadership position in providing small business solutions to US utilities.  Our ability to cost effectively bring energy efficiency at scale to this customer segment while driving high customer satisfaction is proving to be of tremendous value to the utility of the future,” said Adam Procell, President and CEO of Lime Energy.

“The market for delivering energy efficiency resources is presenting Lime with great opportunity for growth and these awards are evidence of Lime’s continued ability to secure new utility contracts while expanding with existing clients,” Procell added.

About Lime Energy Co

Lime Energy is building a new energy future. As a leading national provider of energy efficiency for small business customers, Lime designs and implements direct install programs for our utility clients which consistently exceed program savings goals.  Our award-winning, integrated services programs provide utilities with reliable energy efficiency resources while delivering the highest levels of customer satisfaction.  This next generation approach is helping utilities across the country to go deeper and broader with the cheapest, cleanest and fastest energy resource that we have — energy efficiency.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “hope,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward- looking statements. These risks include those described in Lime Energy’s most recent Annual Report on Form 10-K, the receipt of regulatory approvals and Lime’s ability to sell its services, and such other risks as may be described from time to time in Lime Energy’s subsequent SEC filings; such factors are incorporated here by reference.

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Contacts:

Investor Relations
Alexander Castro
(704)892-4442
Acastro@lime-energy.com